Eastern Virginia Bankshares

NEWS RELEASE
EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact: Ron Blevins
330 Hospital Road	Chief Financial Officer
Tappahannock, VA 22560	Voice: 804/443-8423
Fax: 804/445-1047

April 16, 2010
For Immediate Release

Eastern Virginia Bankshares Announces Earnings, Declares Dividend

Tappahannock, VA. -  Eastern Virginia Bankshares (NASDAQ:EVBS) today  reported results of operations  for the first three months of 2010 and announced a dividend declaration.

Net income for the first quarter of 2010 was $1.3 million compared to $723 thousand in 2009, an increase of $611 thousand or 84.5%.  This increase was driven by a $1.4 million increase in the net interest margin.

Net income available to common shareholders for the quarter was $962 thousand or $0.16 per common share, assuming dilution, compared with $381thousand or $0.06 per common share in the prior year first quarter.  The difference between net income and net income available to common shareholders is the deduction for dividends and discount/ accretion on preferred stock.

Highlights of the Company’s quarterly performance include:
•
Net interest income increased $1.4 million, or 19.1% compared to the same quarter in 2009 and $147 thousand, or 1.6%, compared to the fourth quarter of 2009 and was primarily driven by  $1.7 million and $577 thousand decreases in funding cost for the respective periods.

•	Net interest margin increased to 3.71% from 3.17% for the same quarter in 2009 and from 3.54% for the fourth quarter of 2009.
•
Credit quality issues continue to significantly affect net income, increasing loan loss provision to $1.85 million, compared to $900 thousand in the same quarter in 2009 and compared to $1.7 million in the fourth quarter of 2009.

•	A BOLI gain of $604 thousand partially offset our increase in the provision expense.
•	Balance sheet changes resulted in a smaller securities portfolio and excess cash.
•	Decreased loan demand.

Noninterest income in the first quarter of 2010 increased $567 thousand, or 36.4%, driven by the BOLI gain. Service charges on deposits declined $72 thousand compared to 2009 and  we had a loss on LLC investments of  $14 thousand compared to a gain of $17 thousand in 2009.  Debit and credit card fees increased $26 thousand, and there were no securities impairments in the quarter.

Noninterest expense for the quarter increased $506 thousand, or 6.9%, compared to the first quarter 2009.  Personnel expense decreased slightly year over year. Occupancy and equipment increased 7.2% primarily from increased software maintenance expense.   Other noninterest expense increased $426 thousand, or 19.4%, to $2.6 million compared to $2.2 million in 2009 with the largest increases being lending expenses of $182 thousand and $168 thousand in FDIC expense.

The available for sale securities portfolio was restructured during the first quarter to remove inherent risk and strengthen its long term contribution to the Company. In addition, a maturing FHLB borrowing was paid, decreasing our most expensive funding category by $5 million. Deposits continued to grow in the less expensive nonmaturing category while shrinking in the more expensive certificate category.

Return on average assets and return on average equity were 0.35% and 4.74%, respectively for the first quarter of 2010 compared to 0.14% and 2.01%, respectively in the first quarter of the prior year.

Asset Quality, Securities Impairment and Nonperforming Loan Ratios
We continue to experience loan quality deterioration as the economic recession is impacting our customer’s ability to pay.  Net charge-offs as a percent of year-to-date average loans outstanding were 0.26% compared to 0.15% for the first quarter of 2010 versus 2009.   Nonperforming assets as a percent of total loans plus OREO was 4.64% at the end of first quarter 2010, compared to 3.88% at December 31, 2009 and to 2.52% at March 31, 2009. Nonperforming assets were $40.1 million compared to $33.2 million at December 31, 2009 and  $20.9 million at the end of March 2009. Of these assets, nonaccrual loans, the single largest category in nonperforming loans, were $22.1 million at March 31, 2010 compared to $19.3 million at December 31, 2009 and to $17.2 million at March 31, 2009. Management recognizes that asset quality will continue to be pressured until the economy rebounds and our customers recover their repayment capabilities. In an effort to meet our customer’s needs and respond to the president’s call for assisting loan customers, our restructured loans are $9.0 million at March 31, 2010 compared to zero at the end of March 2009

President and CEO Joe A. Shearin stated, “Despite the fact that credit quality concerns continue to exist, causing us to double our loan loss provision as a prudent measure against potential losses, coupled with a continued sluggish loan demand, I am pleased that the first quarter’s results reflect significant improvement in net income.  The diligent and careful management of our cost of funds was partially attributable to the widening of our net interest margin.   I am very hopeful that this earnings report is representative of a positive trend in our company.  We, of course, recognize that we must remain vigilant and maintain a watchful eye over economic forces that impact our balance sheet, our customers’ ability to pay as agreed, and regulatory changes that have a negative impact on the performance of our company.   While all of these forces continue to give us pause in our day-to-day operations, our overall strategy of attracting core deposits and servicing our loyal customers has not deviated.  I am pleased to announce that the Board of Directors declared a dividend of $0.05 per share payable on May 17, 2010 to stockholders of record as of April 30, 2010.”

Total assets at March 31, 2010 decreased $24.6 million, or 2.2%, to $1.102 billion compared to $1.126 billion at December 31, 2009 but increased $3.6 million compared to $1.098 billion at March 31, 2009. Securities decreased $31.2 million to $138.3 million at March 31, 2010 compared to $169.4 million at December 31, 2009.   Loans increased  $6.0 million to $859.1 million at March 31, 2010 compared to $853.1 million at year end 2009 and $30.0 million from $829.1 million at March 31, 2009.  Deposits increased $2.3 million, or less than 1%, from $852.9 million at December 31, 2009 to $855.2 million at the end of the first quarter 2010.  Average loans accruing interest were $834.7 million for the first quarter of 2010, an increase of $26.1 million or 3.2% compared to the same quarter average in 2009 of $808.6 million.  Average deposits of $848.8 million for the first quarter of 2010 increased $20.3 million, or 2.45%, compared to $828.5 million for the first quarter of 2009.

Forward-Looking Statements
Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import.  Such forward-looking statements involve known and unknown risks including, but not limited to:

❑
changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;

❑	the strength of the economy in our target market area, as well as general economic, market, or business conditions;
❑	changes in the interest rates affecting our deposits and our loans;
❑	our ability to assess and manage our asset quality;
❑	an insufficient allowance for loan losses as a result of inaccurate assumptions;
❑	the loss of any of our key employees;

❑
changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;

❑	our ability to manage growth;
❑	our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;
❑	changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;
❑	our ability to maintain internal control over financial reporting;
❑	our ability to raise capital as needed by our business;
❑
our reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;

❑	changes in laws, regulations and the policies of federal or state regulators and agencies; and
❑	other circumstances, many of which are beyond our control.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Selected Financial Information	Three months Ended
(dollars in thousands, except per share data)	March 31,
Income Statements	2010	2009
Interest income	$13,660	$13,933
Interest expense	4,650	6,369
Net interest income	9,010	7,564
Provision for loan losses	1,850	900
Net interest income after provision	7,160	6,664

Service charges on deposits	862	934
Other noninterest income	319	344
Debit/ credit card fees	295	269
Gain on securities available for sale	13	8
Gain on sale of OREO	31	18
Gain on BOLI	604	-
Impairment/ charge-offs - securities	-	(16)
Noninterest income	2,124	1,557

Salaries and benefits	3,990	3,996
Occupancy and equipment	1,278	1,192
FDIC expense	468	300
Other noninterest expense	2,149	1,891
Noninterest expense	7,885	7,379

Income before taxes	1,399	842
Income tax expense	65	119
Net income	$1,334	$723
Less: Effective preferred dividend	372	342
Net Income available to common shareholders	$962	$381
Earnings per share: basic	$0.16	$0.06
diluted	$0.16	$0.06
Selected Ratios
Return on average assets	0.35%	0.14%
Return on average common equity	4.74%	2.01%
Net interest margin	3.71%	3.17%
Balance Sheets at Period End
Loans, net of unearned interest	$859,102	$829,095
Total assets	1,101,655	1,098,016
Deposits	855,159	852,649
Total borrowings	130,752	135,487
Total Capital	106,658	99,616
Shareholders' equity	82,658	75,616
Book value per common share	13.90	12.79
Average Balance Sheets for the Quarter and year to date
Loans, net of unearned interest and nonaccrual loans	$834,694	$808,627
Earning assets	1,005,890	990,308
Total assets	1,099,880	1,076,718
Deposits	848,820	828,528
Total borrowings	140,562	137,970
Total Capital	106,199	98,870
Shareholders' equity	82,199	77,003
Asset Quality at Period End
Allowance for loan losses	13,462	11,142
Nonperforming assets	40,069	20,932
Net charge-offs	543	299
Net charge-offs to average loans	0.26%	0.15%
Loan loss reserve % of total loans	1.57%	1.34%
Nonperforming assets % of total loans & OREO	4.64%	2.52%
Other Information
Number of shares outstanding - period end	5,945,593	5,911,129
Average shares outstanding - basic	5,957,246	5,910,559
Average shares outstanding - diluted	5,957,246	5,910,559